Exhibit 99.1

Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports first quarter results,
declares cash distribution
Sioux City, Iowa (April 21, 2009)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $43.3 million, $27.5 million of which is allocable to Common Units ($1.49 per Common Unit), on revenues of $165.3 million for the first quarter ended March 31, 2009. This compares with net income of $81.6 million, $72.7 million of which was allocable to Common Units ($3.93 per Common Unit) on revenues of $174.5 million for the 2008 first quarter.
TNCLP also announced a cash distribution for the quarter ended March 31, 2009, of $2.10 per common limited partnership unit payable May 27, 2009, to holders of record as of May 5, 2009. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, cash requirements for working capital needs, and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of results
TNCLP’s 2009 decline in first quarter earnings versus those of the 2008 first quarter was due to lower ammonia selling prices and UAN sales volumes, partially offset by higher ammonia sales volumes and lower natural gas costs. The lower ammonia selling prices were in part due to decreased industrial demand in light of the economic slowdown. UAN sales volumes declined due to growers having delayed their purchasing commitments. Natural gas costs were affected by declining energy demand due to the global economic slowdown. From the 2008 to the 2009 first quarter, TNCLP’s:
•	Ammonia selling prices decreased by 16 percent and urea ammonium nitrate (UAN) selling prices increased by 3 percent.
•	Ammonia sales volumes increased by 176 percent and UAN sales volumes decreased by 27 percent.
•	Natural gas unit costs decreased by 1 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at March 31, 2009, fixed prices for about 29 percent of its next 12 months’ natural gas requirements at $11.7 million above published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP Distributions
This release serves a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
Forward-looking statements
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in TNCLP’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #
Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’
Web site, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues:
Product revenues	$165,076	$174,253
Other income	226	279

Total revenues	165,302	174,532

Costs and expenses:
Cost of goods sold	117,016	91,971

Gross profit	48,286	82,561
Operating expenses	5,277	3,524

Income from operations	43,009	79,037
Interest expense	(81)	(81)
Interest income	414	2,640

Net income	$43,342	$81,596

Allocation of net income:
General Partner	$15,423	$8,096
Class B Common Units	423	796
Common Units	27,496	72,704

Net income	$43,342	$81,596

Net income per Common Unit	$1.49	$3.93

Nitrogen Volumes and Prices
Note: All UAN data are expressed on a 32% nitrogen basis.

	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
First quarter
Ammonia	105	437	38	519
UAN	367	289	502	281
Natural Gas Costs/MMBtu 2

Three Months Ended March 31,
2009	2008
$7.07	$7.16

1.	After deducting outbound freight costs.

2.	Including effect of settled hedged natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,
	2009	2008
Assets
Cash and cash equivalents	$138,588	$248,780
Demand deposits with affiliate	6,408	1,012
Accounts receivable	34,314	28,267
Inventory	37,869	38,833
Prepaid expenses and other current assets	5,297	16,338

Total current assets	222,476	333,230

Property, plant and equipment, net	69,185	69,698
Other long-term assets	9,840	19,157

Total assets	$301,501	$422,085

Liabilities and partners’ capital
Accounts payable and accrued liabilities	$18,904	$43,191
Customer prepayments	72,253	154,058
Derivative hedge liabilities	11,510	567

Total current liabilities	102,667	197,816

Other long-term liabilities	1,212	436

Total liabilities	103,879	198,252

Partners’ Capital
Limited partners’ interests, 18,502 Common Units authorized and outstanding	190,420	211,525
Limited partners’ interests, 184 Class B Common Units authorized and outstanding	536	550
General partners’ interest	17,025	(2,693)
Accumulated other comprehensive income (loss)	(10,359)	14,451

Total partners’ capital	197,622	223,833

Total liabilities and partners’ capital	$301,501	$422,085